December 3, 2018

MGT Capital Investments, Inc.

512 S. Mangum Street, Suite 408

Durham, NC 27701

Re: Securities registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to MGT Capital Investments, Inc., a Delaware corporation (“you” or the “Company”) in connection with your filing of an Amendment No. 1 (the “Amendment No. 1”) to Prospectus Supplement dated August 30, 2018 (the “Prospectus Supplement”) to Registration Statement on Form S-3 (File No. 333 - 225589) (the “Registration Statement”) originally filed on June 13, 2018, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by the Company of up to $150,000,000 of any combination of securities of the types specified therein, that was declared effective by the Commission on August 10, 2018. We are delivering this opinion letter in connection with the Amendment No. 1 dated December 3, 2018 to the Prospectus Supplement pursuant to Rule 424 under the Securities Act. The Amendment No. 1 relates to the offering by the Company of up to $50,000,000 of shares (the “Shares”) of the Company’s common stock covered by the Registration Statement, the Prospectus Supplement and the Amendment No. 1. We understand that the Shares are to be offered and sold in the manner as described in the Amendment No. 1 pursuant to an Equity Purchase Agreement dated August 30, 2018 (the “Purchase Agreement”) and its amendment dated November 30, 2018, by and between the Company and L2 Capital, LLC.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the corporate laws of the State of Delaware (which includes reported judicial decisions interpreting the corporate laws of the State of Delaware).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, as amended, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Amendment No. 1. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ SICHENZIA ROSS FERENCE LLP

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